Exhibit 5.1

February 5, 2021

Rush Street Interactive, Inc.

900 N. Michigan Avenue, Suite 950

Chicago, Illinois 60611

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Rush Street Interactive, Inc., a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the preparation of the Registration Statement on Form S-1 (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 5, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company.

The Registration Statement relates to (A) the issuance of up to 18,175,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), upon the exercise of a like number of warrants of the Company (the “Warrants”), issued pursuant to the Warrant Agreement, dated February 20, 2020, between Continental Stock Transfer & Trust Company and the Company (such shares, the “Warrant Shares”) and (B) the resale by the selling security holders (the “Seller Holders”) of (i) up to 6,675,000 Warrants held by the Selling Holders (the “Secondary Warrants”), (ii) up to 6,675,000 Warrant Shares issuable upon the exercise of the Secondary Warrants, (iii) up to 5,750,000 shares of Class A Common Stock held by the Seller Holders (the “Issued Shares”), and (iv) 160,000,000 shares of Class A Common Stock issuable upon the conversion of 160,000,000 units of Rush Street Interactive, L.P., a Delaware limited partnership (“RSI”) (along with the surrender and cancellation of a corresponding number of shares of Class V Common Stock, par value $0.0001 per share, of the Company) (the “Retained Company Units Reserved Shares”). The Warrant Shares, the Secondary Warrants, the Issued Shares and the Retained Company Units Reserved Shares are collectively referred to herein as the “Securities.”

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Rush Street Interactive, Inc.

February 5, 2021

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) resolutions of the Company with respect to the registration of the Securities and (iii) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company and others as to factual matters.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

When the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, the Warrant Shares, when issued in accordance with the terms of the Warrant Agreement by the Company against payment of the exercise price therefor and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per share.

2.

The Issued Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and have been validly issued and are fully paid and nonassessable.

3.	The Secondary Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

4.

The Retained Company Units Reserved Shares, when issued in accordance with the terms of the Certificate of Incorporation of the Company and the Amended and Restated Agreement of Limited Partnership of RSI and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the DGCL.

Rush Street Interactive, Inc.

February 4, 2021

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP